Exhibit 99.1

Contact:
Name:  Philip Lembo or John Gavin
Phone:  (781) 441-8338

For Immediate Release                                                                                       April 27, 2006

NSTAR Reports First Quarter Results for 2006

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $44.0 million, or $0.41 per basic and diluted common share, for the first quarter of 2006, compared to $46.3 million, or $0.43 per basic and diluted share reported for the same period in 2005.

The company also reported earnings of $1.82 and $1.81 per basic and diluted share, respectively, for the twelve-month period ended March 31, 2006, compared to $1.74 and $1.72 per basic and diluted share, respectively, for the twelve months ended March 31, 2005.

Chairman, President and Chief Executive Officer Thomas J. May said, “Our customers are feeling the strain of high global energy prices.  Much higher energy prices combined with significantly milder weather conditions resulted in a double-digit decline in natural gas sales for the quarter.  At NSTAR, we continue to tightly control costs, aggressively implement energy efficiency programs and advocate on behalf of our customers to help mitigate the record high price of energy that we are forced to pass along to our customers.”

May added, “Serving our customers well is the number one priority at NSTAR.  Our customers’ expectations around service continue to change, creating the need for us to refine and re-develop our approach to serving our customers.  We continue to make progress as a company focused on meeting our customers’ rising expectations.”

Earnings for the first quarter of 2006 were $0.02 below last year’s first quarter due to declines in electric and gas sales, and the absence in the  current quarter of electric revenue  associated with incentive entitlements for successfully lowering transition charges through the buyout of several power contracts in 2005.  Unit sales of electricity declined 2.4% while unit sales of gas declined by 13.7%, reflecting weather conditions that were 11% milder than last year.  Factors that had a positive impact on the quarter included: a decline in operations and maintenance costs, an increase in transmission revenues as a result of investments in our transmission infrastructure and increased contributions from NSTAR’s non-utility operations.

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Comparative unaudited results for the first quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended March 31:	2006	2005	% Change
Operating revenues	$1,034,770	$880,045	17.6%
Net income	$44,047	$46,269	(4.8)%
Earnings per basic and diluted share (b)	$0.41	$0.43	(4.7)%
Weighted average number of shares (b):
Basic	106,808	106,636	0.2%
Diluted	107,098	107,860	(0.7)%
Dividends paid per common share (b)	$0.3025	$0.29	4.3%

Twelve months ended March 31:	2006	2005	% Change
Operating revenues	$3,397,845	$3,024,469	12.3%
Net income	$193,913	$185,034	4.8%
Earnings per share (b):
Basic	$1.82	$1.74	4.6%
Diluted	$1.81	$1.72	5.2%
Weighted average number of shares (b):
Basic	106,798	106,410	0.4%
Diluted	107,119	107,470	(0.3)%
Dividends paid per common share (b)	$1.1725	$1.1225	4.5%

(a) More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2006.

(b) Basic and diluted earnings per share, basic and diluted weighted average number of shares and dividends paid per common share for prior periods have been restated to reflect NSTAR’s two-for-one split of its common shares that became effective June 6, 2005.

First Quarter Conference Call
NSTAR is holding a conference call to discuss its first quarter results on Friday, April 28, 2006 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstaronline.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Webcast
Please note that we are planning to webcast a presentation at the American Gas Association’s Financial Forum in Scottsdale, AZ on Monday, May 8, 2006 at 5:40 p.m. (Eastern Time).  To access this webcast go to www.nstaronline.com, select “Investor Relations” then “Calendar of Events” and follow the instructions.  Copies of the presentation will be distributed at the meeting.

Forward-Looking Statements
This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

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Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: impact of continued cost control procedures on operating results; weather conditions; changes in tax laws, regulations and rates; financial market conditions; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Telecommunications and Energy and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; future economic conditions in the regional and national markets; ability to maintain current credit ratings; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile
NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $7.7 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

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